UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
April 13, 2017
Date of report (date of earliest event reported)

Surgery Partners, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37576	47-3620923
(State or other jurisdictions of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Nos.)

40 Burton Hills Boulevard, Suite 500
Nashville, Tennessee 37215
(Address of principal executive offices) (Zip Code)

(615) 234-5900
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange
Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 13, 2017 (the “Effective Date”), Surgery Partners, Inc. (“Surgery Partners”) and Symbion, Inc. (“Symbion” and together with Surgery Partners, the “Company”), entered into amended and restated employment agreements with Jennifer Baldock and Dennis Dean, the Company’s Senior Vice President and General Counsel and Senior Vice President, Corporate Controller, respectively. Unless terminated earlier in accordance with their terms, the new agreements will continue until the fifth anniversary of the Effective Date, subject to automatic renewal for additional one-year periods at the end of the then current term unless notice of non-renewal is given in accordance with the terms of the agreements. The agreements provide for an annual base salary of $315,000 for Ms. Baldock and Mr. Dean, which is subject to adjustment by the board of directors or compensation committee of the board of directors of Surgery Partners. Ms. Baldock is eligible to earn an annual cash bonus, with a target of 40% of her annual base salary, and Mr. Dean is eligible to earn an annual cash bonus, with a target of 30% of his annual base salary, in each case based upon the achievement of performance goals determined by the board of directors or the compensation committee of the board of directors of Surgery Partners. Both agreements entitle the executives to participate in Company benefit programs for which employees of the Company are generally eligible, subject to the eligibility and participation requirements thereof. Ms. Baldock and Mr. Dean are also eligible to participate in the existing Symbion, Inc. supplemental executive retirement plan with a minimum of a two percent match for each executive.
Each employment agreement provides for severance upon a termination of the executive’s employment by the Company without cause, by the executive for good reason or as a result of non-renewal or expiration of the agreement by the Company, in each case conditioned on the executive’s timely and effective execution of a separation agreement provided by the Company containing a release of claims and other customary terms and conditions. Ms. Baldock and Mr. Dean are each entitled to severance consisting of 12 months of continued base salary, an amount equal to their target bonus payable within two and a half months following the end of the applicable year of termination, and continued health and welfare plan benefits at no cost to the executive during the severance period. In addition, a portion of the executives’ time-based restricted stock awards and performance stock unit awards that have been converted into “earned shares” will be accelerated to the vesting event next following the date of the qualifying termination, with the remaining, unvested portion of such equity awards forfeited as of the date of termination. If the executive’s employment is terminated by the Company without cause or by the executive for good reason, in each case within 12 months following a change in control, Ms. Baldock and Mr. Dean are entitled to be paid the above severance benefits in a single lump-sum payment no later than 30 days following termination.
Pursuant to their respective employment agreements, the executives are bound by certain restrictive covenants, including covenants relating to confidentiality and assignment of intellectual property rights, as well as covenants not to compete with us or to solicit our employees or other service providers during employment and for a specified period following termination of employment. Ms. Baldock and Mr. Dean are each bound by a non-competition covenant for one year following termination of employment, and by a non-solicitation covenant for two years following termination of employment.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement of Jennifer Baldock, as amended.
10.2	Employment Agreement of Dennis Dean, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Surgery Partners, Inc.

By:	/s/ MICHAEL T. DOYLE
Michael T. Doyle Chief Executive Officer
Date: April 17, 2017

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement of Jennifer Baldock, as amended.
10.2	Employment Agreement of Dennis Dean, as amended.